Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Simon Bowman, ext. 3645	May 7, 2014
Shelly Oates, ext. 3202

UGI Reports Record Second Quarter Earnings, Significantly Increases Fiscal 2014 Guidance

VALLEY FORGE, Pa., May 7 - UGI Corporation (NYSE: UGI) today reported net income attributable to UGI, as determined in accordance with GAAP, of $214.4 million, or $1.84 per diluted share, for the second quarter of fiscal 2014 ended March 31, 2014, compared to $180.7 million, or $1.57 per diluted share, for the second quarter of fiscal 2013. Adjusted net income attributable to UGI was $222.1 million, or $1.90 per diluted share, for the second quarter of fiscal 2014, compared to $174.0 million, or $1.51 per diluted share, for the prior-year period. Adjusted net income attributable to UGI excludes the impact of mark-to-market changes in commodity hedging instruments at Midstream & Marketing.

The 28% increase in adjusted net income attributable to UGI was primarily the result of better-than-expected results at Midstream & Marketing, Gas Utility, and to a lesser extent, AmeriGas. The extreme cold felt throughout the Northeast and Mid-Atlantic regions created both unprecedented demand for natural gas and propane as well as heightened natural gas price volatility due to locational basis differentials. Midstream & Marketing was able to capitalize on this volatility by optimizing its asset portfolio of pipelines, pipeline capacity, and storage assets to meet customer needs during periods of peak demand. Gas Utility also experienced strong demand, recording an all-time high daily gas send-out in January that eclipsed its previous record by more than 12%. These results were partially offset by lower earnings at UGI International, which experienced weather that was much warmer than normal.

John L. Walsh, president and chief executive officer of UGI, said, “Our earnings strength this quarter reflects the positive impact of colder weather in most of our service territories, strong operational performance, and importantly, a return of heightened volatility across the natural gas sector in the Marcellus region. While the most significant driver of this volatility was colder-than-normal weather, which will not occur every year, the more critical long-term factor was the increasing level of natural gas demand and the strain that demand continues to place on our nation’s gas infrastructure. We believe that the market will remain capacity-constrained for a number of years, and our businesses are well positioned to serve our customers’ energy management needs during these periods of volatility. Additionally, the recognition of this ‘infrastructure gap’ by both producers and consumers will enhance and accelerate our efforts to develop new short-haul natural gas infrastructure projects. In January, we announced the commencement of supply deliveries on our Auburn II pipeline, and we recently announced the third expansion of our Auburn Gathering System. As demand for natural gas continues to grow, UGI is strategically positioned to provide the critical link between demand for natural gas in the Northeast and Mid-Atlantic markets and the abundant supply in the Marcellus region.”

Walsh continued, “Based upon our results to date and our assessment of business conditions for the remainder of the fiscal year, we now expect fiscal 2014 adjusted earnings in the range of $2.95 to $3.05 per diluted share versus our previously-stated range of $2.60 to $2.70 per diluted share.”

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UGI Reports Record Second Quarter Earnings, Significantly Increases Fiscal 2014 Guidance	Page 2

Segment Performance (Millions, except where otherwise indicated)

AmeriGas Propane:

For the three months ended ended March 31,	2014	2013	Increase (Decrease)
Revenues	$1,493.7	$1,183.3	$310.4	26.2%
Total margin (a)	$608.2	$570.9	$37.3	6.5%
Operating and administrative expenses	$281.4	$261.1	$20.3	7.8%
Partnership EBITDA	$331.3	$314.9	$16.4	5.2%
Operating income	$284.8	$266.4	$18.4	6.9%
Retail gallons sold	474.9	464.4	10.5	2.3%
Degree days - % colder (warmer) than normal	8.1%	(1.5)%
Capital expenditures	$27.7	$27.9	$(0.2)	(0.7)%

•
Weather for the current-year period was 8.1% colder than normal and 9.7% colder than the prior year. Most of the U.S. east of the Rocky Mountains experienced significantly colder-than-normal winter weather while temperatures in the western U.S., which represents almost a third of our business, were significantly warmer than normal.

•
The increase in retail gallons sold versus the prior-year period reflects the colder-than-normal temperatures. The beneficial effects of the colder weather on retail volumes sold, however, were muted by supply challenges in certain regions of the U.S. caused by a lack of wholesale storage and transportation availability, exacerbated by prolonged periods of unusually cold weather.

•	Revenues increased primarily due to higher average selling prices, largely the result of higher propane product costs, and higher retail volumes sold.

•
The average wholesale cost of propane at Mont Belvieu, Texas for the current quarter was approximately 51% higher than the average cost in the same period last year. Average wholesale prices in certain areas of the U.S. were substantially higher than the prior-year period due to the supply constraints mentioned earlier.

•	Total margin increased due to the increase in retail volumes sold and modestly higher average retail unit margins partially offset by lower ancillary sales and services margin.

•
Operating and administrative expenses increased due to higher distribution-related expenses associated with the higher retail volumes sold as well as higher distribution costs caused by supply shortages in certain regions of the U.S. These higher distribution-related expenses were partially offset by synergies from the integration of Heritage Propane.

•	Operating and administrative expenses in the prior-year three-month period include $5.4 million of transition expenses associated with the integration of Heritage Propane.

•	Operating income increased primarily reflecting the higher total margin partially offset by the higher operating and administrative expenses.

UGI International:

For the three months ended ended March 31,	2014	2013	Increase (decrease)
Revenues	$689.2	$683.5	$5.7	0.8%
Total margin (a)	$199.8	$220.3	$(20.5)	(9.3)%
Operating and administrative expenses	$120.6	$118.7	$1.9	1.6%
Operating income	$63.8	$81.6	$(17.8)	(21.8)%
Income before income taxes	$56.3	$74.1	$(17.8)	(24.0)%
Retail gallons sold	162.8	177.9	(15.1)	(8.5)%
Degree days - % (warmer) colder than normal:
Antargaz	(16.5)%	10.1%
Flaga	(18.1)%	5.1%
Capital expenditures	$15.5	$17.3	$(1.8)	(10.4)%
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UGI Reports Record Second Quarter Earnings, Significantly Increases Fiscal 2014 Guidance	Page 3

•	Weather in both France and Flaga’s operating territory was much warmer than normal and significantly warmer than the prior-year period.

•
Retail gallons sold decreased, reflecting the significantly warmer weather partially offset by incremental retail gallons associated with the acquisition of BP Poland, acquired by Flaga in September 2013.

•
Revenues increased, principally reflecting the BP Poland acquisition and the currency conversion effects of a slightly stronger euro, partially offset by lower total revenues at Antargaz due to lower volumes sold.

•
Average wholesale propane prices in Northwest Europe were approximately 7.7% lower than in the prior-year period while average wholesale butane prices were approximately 3.8% lower than the prior-year period.

•
Total margin decreased, principally reflecting a decline in total margin at Antargaz ($21.5 million). Despite the warm weather, total margin at Flaga was only slightly lower than the prior-year period reflecting incremental margin from the BP Poland acquisition.

•	Operating and administrative expenses increased due primarily to the incremental effects of the BP Poland acquisition partially offset by slightly lower costs at Antargaz from the lower volumes sold.

•	Operating income and income before income taxes were both lower than the prior-year period, principally reflecting the lower total margin and higher operating expenses.

•	The average euro-to-dollar translation rate for the current quarter was approximately $1.37 compared with $1.32 for the prior-year period.

Gas Utility:

For the three months ended ended March 31,	2014	2013	Increase
Revenues	$480.1	$368.6	$111.5	30.2%
Total margin (a)	$201.3	$171.9	$29.4	17.1%
Operating and administrative expenses	$52.4	$50.4	$2.0	4.0%
Operating income	$134.5	$105.7	$28.8	27.2%
Income before income taxes	$126.1	$96.4	$29.7	30.8%
System throughput - billions of cubic feet (“bcf”)
Core market	41.8	34.9	6.9	19.8%
Total	78.5	68.6	9.9	14.4%
Degree days - % colder than normal	19.3%	1.9%
Capital expenditures	$30.0	$24.4	$5.6	23.0%

•	Weather during the quarter was 19.3% colder-than-normal and 17.1% colder than the prior-year period.

•	Total system throughput increased from the prior year due to increased demand from core market customers and, to a lesser extent, greater large firm delivery service volumes.

•
Revenue increased due to higher revenue from core market customers ($55.4 million), higher revenues from off-system sales ($47.3 million), and, to a much lesser extent, higher revenue from large firm delivery service customers on higher throughput ($5.8 million).

•	Total margin increased principally reflecting higher core market total margin ($22.9 million), greater large firm delivery service total margin ($5.5 million) and new customer growth.

•	Operating and administrative expenses increased due to higher uncollectible accounts expense and higher distribution system maintenance expense offset partly by lower pension and benefits expense.

•	Operating income increased due to the increase in total margin modestly offset by higher operating and administrative expenses.

•	The increase in income before income taxes reflects the greater operating income and lower interest expense principally reflecting lower average interest rates.

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UGI Reports Record Second Quarter Earnings, Significantly Increases Fiscal 2014 Guidance	Page 4

Midstream & Marketing:

For the three months ended ended March 31,	2014	2013	Increase (Decrease)
Revenues	$605.6	$320.5	$285.1	89.0%
Total margin (a)	$146.7	$64.4	$82.3	127.8%
Operating and administrative expenses	$19.6	$15.1	$4.5	29.8%
Operating income	$121.4	$45.0	$76.4	169.8%
Income before income taxes	$120.4	$44.2	$76.2	172.4%
Capital expenditures	$10.2	$23.5	$(13.3)	(56.6)%

•
Revenue increased primarily reflecting higher natural gas marketing revenues ($207.2 million) principally from greater natural gas volumes and price volatility due to locational basis differentials, and to a much lesser extent, higher capacity management ($43.4 million), peaking service ($24.3 million), and Electric Generation.

•
Total margin increased $82.3 million reflecting significantly higher capacity management and peaking total margin ($58.8 million), higher Electric Generation margin ($9.2 million) and greater retail natural gas margin.

•
The significant increase in total margin from capacity management and peaking activities reflects higher demand for natural gas pipeline capacity, the result of periods of very cold weather, which allowed Energy Services to benefit from significant locational basis price differences, and a greater need for winter peaking services.

•	Operating income and income before income taxes increased due to the previously mentioned significant increase in total margin partially offset by higher operating and depreciation expenses.

•	Capital expenditures fell primarily due to the completion of the Auburn II pipeline in the first quarter of fiscal 2014.

(a)	Total margin represents total revenues less total cost of sales.

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation's largest retail propane distributor.

UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss second quarter earnings and other current activities at 9:00 AM ET on Thursday, May 8, 2014. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://www.ugicorp.com/investor-relations/events-and-presentations/default.aspx or at the company website http://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on May 8 through 11:59 pm on May 15. The replay may be accessed at 1-855-859-2056, conference ID 22699403 and International access 1-404-537-3406, conference ID 22699403.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-05	###	5/7/2014

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2014	2013	2014	2013	2014	2013
Revenues:
AmeriGas Propane	$1,493.7	$1,183.3	$2,539.5	$2,055.2	$3,653.1	$3,141.4
UGI International	689.2	683.5	1,407.8	1,348.4	2,238.6	2,094.5
Gas Utility	480.1	368.6	751.7	616.9	973.8	827.8
Midstream & Marketing	605.6	320.5	894.6	562.5	1,369.7	908.1
Corporate & Other (a)	(105.3)	(13.2)	(114.4)	(21.6)	(122.7)	(3.7)
Total revenues	$3,163.3	$2,542.7	$5,479.2	$4,561.4	$8,112.5	$6,968.1
Operating income (loss):
AmeriGas Propane	$284.8	$266.4	$464.5	$403.7	$455.2	$321
UGI International	63.8	81.6	120.7	139.4	128.3	139.4
Gas Utility	134.5	105.7	216.6	175.5	237.6	201.5
Midstream & Marketing	121.4	45.0	157.6	70.9	176.7	84.4
Corporate & Other (a)	(15.9)	9.0	(7.1)	12.4	(16.3)	43.8
Total operating income	588.6	507.7	952.3	801.9	981.5	790.1
Income (loss) from equity investees	0.0	0.1	0.0	0.1	(0.5)	(0.1)
Gain on extinguishments of debt	0.0	0.0	0.0	0.0	0.0	0.1
Interest expense:
AmeriGas Propane	(42.0)	(41.8)	(83.6)	(84.2)	(166.0)	(166.9)
UGI International	(7.5)	(7.7)	(15.2)	(15.4)	(30.2)	(30.7)
Gas Utility	(8.4)	(9.3)	(16.8)	(18.9)	(35.3)	(38.8)
Midstream & Marketing	(1.0)	(0.8)	(2.0)	(1.8)	(3.4)	(4.2)
Corporate & Other, net (a)	(0.6)	(0.5)	(1.2)	(1.3)	(2.6)	(2.9)
Total interest expense	(59.5)	(60.1)	(118.8)	(121.6)	(237.5)	(243.5)
Income before income taxes	529.1	447.7	833.5	680.4	743.5	546.6
Income tax expense	(141.3)	(106.0)	(228.2)	(170.9)	(220.1)	(167.3)
Net income	387.8	341.7	605.3	509.5	523.4	379.3
Deduct net income attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	(173.4)	(161.0)	(268.9)	(226.3)	(192.1)	(97.1)
Net income attributable to UGI Corporation	$214.4	$180.7	$336.4	$283.2	$331.3	$282.2
Earnings per share attributable to UGI shareholders:
Basic	$1.86	$1.59	$2.93	$2.50	$2.89	$2.49
Diluted	$1.84	$1.57	$2.89	$2.47	$2.85	$2.47
Average common shares outstanding (thousands):
Basic	115,173	113,709	114,996	113,416	114,706	113,110
Diluted	116,747	115,199	116,526	114,829	116,316	114,044
Supplemental information:
Net income attributable to UGI Corporation:
AmeriGas Propane	$42.7	$39.1	$68.2	$56.7	$59.0	$34.3
UGI International	38.8	53.4	66.2	88.9	60.0	73.1
Gas Utility	74.4	56.6	117.8	92.1	120.0	95.2
Midstream & Marketing	71.8	26.7	93.8	41.7	104.6	49.8
Corporate & Other (a)	(13.3)	4.9	(9.6)	3.8	(12.3)	29.8
Total net income attributable to UGI Corporation	$214.4	$180.7	$336.4	$283.2	$331.3	$282.2
(a) Corporate & Other includes, among other things, the elimination of certain intercompany transactions, changes in the fair values of Midstream & Marketing’s unsettled commodity derivative instruments and gains and losses on settled commodity derivative instruments not associated with current period transactions and consolidated effective tax rate adjustments.

(continued)

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)
(continued)

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

Management uses "adjusted net income attributable to UGI" and "adjusted diluted earnings per share," both of which are non-GAAP financial measures, when evaluating UGI's overall performance. Adjusted net income attributable to UGI is net income attributable to UGI excluding (i) changes in the fair values of Midstream & Marketing's unsettled commodity derivative instruments as well as gains and losses on settled commodity derivative instruments not associated with current period transactions and (ii) those items that management regards as highly unusual in nature and not expected to recur. Midstream & Marketing for all periods presented accounts for commodity derivative instruments at fair value with changes in fair value included in earnings as a component of cost of sales or revenues. Volatility in net income at UGI can occur as a result of changes in the fair values of Midstream & Marketing's unsettled commodity derivative instruments and gains and losses on certain settled commodity derivative instruments not associated with current period transactions.

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures. Management believes that these non-GAAP measures provide meaningful information to investors about UGI's performance because they eliminate the impact of (i) changes in the fair values of Midstream & Marketing's unsettled commodity derivative instruments as well as gains and losses on settled commodity derivative instruments not associated with current period transactions that are required, under GAAP to be recorded in current period earnings but are economic hedges of related commodity transactions and (ii) those items that management regards as highly unusual in nature and not expected to recur.

The following table reconciles consolidated net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI, and reconciles diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above:

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2014	2013	2014	2013	2014	2013

Adjusted net income attributable to UGI Corporation:
Net income attributable to UGI Corporation	$214.4	$180.7	$336.4	$283.2	$331.3	$282.2
Adjust: Net unrealized (gains) losses on Midstream &
Marketing's unsettled commodity derivative instruments	7.8	(4.5)	4.7	(3.4)	8.1	(15.1)
Adjust: Net (gains) losses on certain Midstream
& Marketing settled commodity derivative instruments	(0.1)	(2.2)	(1.2)	(4.6)	(0.8)	(9.6)
Adjust: Retroactive impact of change in French
tax law	—	—	5.7	—	5.7	—
Adjusted net income attributable to UGI Corporation	$222.1	$174.0	$345.6	$275.2	$344.3	$257.5

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2014	2013	2014	2013	2014	2013

Adjusted diluted earnings per share:
UGI Corporation earnings per share - diluted	$1.84	$1.57	$2.89	$2.47	$2.85	$2.47
Adjust: Net unrealized (gains) losses on Midstream &
Marketing's unsettled commodity derivative instruments	0.07	(0.04)	0.04	(0.03)	0.07	(0.13)
Adjust: Net (gains) losses on certain Midstream &
Marketing settled commodity derivative instruments (1)	(0.01)	(0.02)	(0.01)	(0.04)	(0.01)	(0.08)
Adjust: Retroactive impact of change in French
tax law	—	—	0.05	—	0.05	—
Adjusted diluted earnings per share	$1.90	$1.51	$2.97	$2.40	$2.96	$2.26
(1) Includes the impact of rounding.